Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION

ASHLAND:
Media Relations	Investor Relations
Jim Vitak	David Neuberger
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	daneuberger@ashland.com

TPG: Owen Blicksilver PR, Inc. Lisa Baker, (914) 725-5949 lisa@blicksilverpr.com

Carol Makovich, (203) 622-4781 carol@blicksilverpr.com

FOR IMMEDIATE RELEASE: Nov. 8, 2010

Ashland Inc. to sell its distribution business to TPG Capital

COVINGTON, Ky. – Ashland Inc. (NYSE:ASH) today announced it has signed a definitive agreement to sell its global distribution business, known for many years as Ashland Distribution, to TPG Capital for $930 million.
Commenting on the transaction, Chairman and Chief Executive Officer James J. O’Brien said, “This divestiture reflects Ashland’s strategic direction and completes a major step in our multi-year transformation into a high-performing specialty chemicals company. Our overall goal remains to return maximum long-term value to our shareholders. For TPG, the purchase of Ashland Distribution represents an opportunity to acquire an industry-leading distributor with an established network of suppliers. I believe the outlook for the distribution business and its employees will be much stronger as part of an organization targeting growth within the distribution marketplace.”
“We are very excited to invest in Ashland Distribution, which Ashland has built into one of the leading global chemical distribution companies,” said Michael MacDougall, partner at TPG Capital. “We look forward to partnering with management and the talented employees to continue the company’s growth.”

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Ashland Inc. to sell its Distribution business to TPG Capital, pg.2
Kevin Burns, partner at TPG Capital added, “TPG has a long history of helping former subsidiaries thrive as independent companies. With our experience in chemicals and distribution, and the management team's deep knowledge of the sector, the potential is high for continued strong performance at Ashland Distribution.”
The Ashland Distribution business has been a part of Ashland for more than 40 years. With revenues today of $3.4 billion, the Ashland Distribution business has approximately 2,000 employees across North America and Europe, and entered the China plastics market in 2009. Ashland Distribution has partnerships with many of the world’s leading chemical manufacturers, and adds value to products by delivering against customers’ needs.
The transaction is expected to close prior to the end of the March quarter, dependent upon the receipt of certain regulatory approvals and other standard closing conditions.
Transaction Advisors
Bank of America Merrill Lynch acted as financial advisor to Ashland, and Cravath, Swaine & Moore LLP acted as primary legal counsel to Ashland. Citi, Barclays Capital, Deutsche Bank Securities Inc. and Morgan Stanley & Co., Incorporated acted as financial advisors to TPG Capital; and Vinson & Elkins LLP and Cleary Gottlieb Steen & Hamilton LLP acted as legal advisors to TPG.
Conference Call and Webcast
Ashland will host a conference call and webcast with securities analysts today at 9 a.m. EST to discuss the transaction. Investors, the news media and others may access the live event, which will last approximately 30 minutes, through Ashland’s website at www.ashland.com. Following the live event, an archived version of the webcast will be available on the Ashland website for 12 months at http://investor.ashland.com. Minimum requirements to listen to the webcast include the free Windows MediaPlayer software and a 28.8 Kbps connection to the Internet.

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Ashland Inc. to sell its Distribution business to TPG Capital, pg.3

About Ashland Inc.
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is used every day in applications from automotive, food and beverages, personal care products, pharmaceuticals, and paper and tissue to durable goods and infrastructure, including building and construction, energy and water treatment. Visit www.ashland.com to see the innovations we offer through our five commercial units – Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution.

About TPG Capital
TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992, with more than $47 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG’s investments in the energy, chemicals and industrials sectors have included Alinta Energy, American Tire Distributors, Armstrong World Industries,  Belden & Blake, Copano Energy, Denbury Resources, Energy Future Holdings (formerly TXU), Graphic Packaging, Kraton Polymers, Marathon Oil’s Minnesota downstream assets (under contract), Texas Genco, and Valerus Compression Services. Other notable TPG investments include Alltel, Beringer Wine Estates, Burger King, IMS Health, J.Crew, Neiman Marcus and PETCO.

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Ashland Inc. to sell its Distribution business to TPG Capital, pg.4

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include those that refer to Ashland’s current expectations about the sale of the Ashland Distribution business. Although Ashland believes its expectations are based on what management believes to be reasonable assumptions, Ashland cannot assure that the expectations reflected in this news release or in any oral statements related to the sale of the Distribution business will be achieved, as they are subject to risks and uncertainties that are difficult to predict and may be outside of Ashland’s control. These risks and uncertainties may cause actual results to differ materially from those stated, projected or implied. Such risks and uncertainties include, among other things, the possibility that the benefits anticipated from the sale of the Distribution business will not be fully realized and the possibility that the transaction may not close. Other factors, uncertainties and risks affecting Ashland are contained in its periodic filings made with the Securities and Exchange Commission (SEC), including Ashland’s Form 10-K for the fiscal year ended Sept. 30, 2009, and Ashland’s quarterly Form 10-Q filings, which are available on Ashland’s Investor Relations website at http://investor.ashland.com or the SEC’s website at www.sec.gov. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this news release.